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                                                          ------------------------------------
                          UNITED STATES                              OMB APPROVAL
               SECURITIES AND EXCHANGE COMMISSION         ------------------------------------
                     Washington, D.C. 20549               OMB Number:             3235-0058
                                                          Expires:           April 30, 2009
                                                          Estimated average burden hours per
                                                          response.....................2.50
                           FORM 12b-25                    ------------------------------------
                   NOTIFICATION OF LATE FILING                      SEC FILE NUMBER
                                                                        1-13237
                                                          ------------------------------------
                                                                    CUSIP NUMBER
                                                           ------------------------------------


(Check one):  /X/ Form 10-K   / /Form 20-F    / /Form 11-K    / /Form 10-Q   / /Form 10-D  / /Form N-SAR
              / / Form N-CSR
              For Period Ended:    December 31, 2006
                                   ---------------------------------------------

              / / Transition Report on Form 10-K
              / / Transition Report on Form 20-F
              / / Transition Report on Form 11-K
              / / Transition Report on Form 10-Q
              / / Transition Report on Form N-SAR
              For the Transition Period Ended:
                                                 -------------------------------
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Nothing in this form shall be construed to imply that the Commission has verified any information contained herein.
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If the notification relates to a portion of the filing checked above, identify the Item(s) to which the notification relates:


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PART I -- REGISTRANT INFORMATION

CharterMac
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Full Name of Registrant


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Former Name if Applicable


625 Madison Avenue
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Address of Principal Executive Office (Street and Number)

New York, New York 10022
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City, State and Zip Code


PART II -- RULES 12b-25(b) AND (c)

If the subject report could not be filed without unreasonable effort or expense and the registrant seeks relief pursuant to Rule 12b-25(b), the following should be completed. (Check box if appropriate)

        (a) The reason described in reasonable detail in Part III of this form could not be eliminated without unreasonable effort or expense
        (b) The subject annual report, semi-annual report, transition report on Form 10-K, Form 20-F, Form 11-K, Form N-SAR or Form N-CSR, or
  /X/ portion thereof, will be filed on or before the fifteenth calendar day following the prescribed due date; or the subject quarterly report or transition report on Form 10-Q, or subject distribution report on Form 10-D , or portion thereof, will be filed on or before the fifth calendar day following the prescribed due date; and
        (c) The accountant's statement or other exhibit required by Rule 12b-25(c) has been attached if applicable.


SEC 1344 (07-03)    Persons who are to respond to the  collection of information contained in this form are not required to respond unless the form displays a currently valid OMB control number.

PART III -- NARRATIVE

State below in reasonable detail the reasons why Forms 10-K, 20-F, 11-K, 10-Q, 10-D, N-SAR, N-CSR, or the transition report or portion thereof, could not be filed within the prescribed time period.

(Attach extra Sheets if Needed)


As previously announced by CharterMac in its press release dated August 15, 2006, CharterMac completed its acquisition of ARCap Investors, L.L.C. ("ARCap") during the fiscal year ended December 31, 2006. CharterMac will require additional time to file the Form 10-K for 2007 in order to complete its review of the incorporation of ARCap into CharterMac's consolidated financial statements.












SEC 1344 (07-03)    Persons who are to respond to the  collection of information contained in this form are not required to respond unless the form displays a currently valid OMB control number.

PART IV -- OTHER INFORMATION

(1) Name and telephone number of person to contact in regard to this notification

              Robert L. Levy              (212)              317-5700
       ---------------------------- ------------------ -------------------------
                  (Name)                (Area Code)       (Telephone Number)

(2) Have all other periodic reports required under Section 13 or 15(d) of the Securities Exchange Act of 1934 or Section 30 of the Investment Company Act of 1940 during the preceding 12 months or for such shorter period that the registrant was required to file such report(s) been filed? If answer is no, identify report(s).
                                                             /X/ Yes / / No

       -------------------------------------------------------------------------

(3) Is it anticipated that any significant change in results of operations from the corresponding period for the last fiscal year will be reflected by the earnings statements to be included in the subject report or portion thereof?

                                                             / / Yes /X/ No

       If so, attach an explanation of the anticipated change, both narratively and quantitatively, and, if appropriate, state the reasons why a reasonable estimate of the results cannot be made.


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                                  CharterMac
                        -------------------------------
                  (Name of Registrant as Specified in Charter)

has caused this notification to be signed on its behalf by the undersigned hereunto duly authorized.

Date    March 1, 2007       By    /s/ Robert L. Levy
        ------------------        ----------------------------------------------
                                   Name: Robert L. Levy
                                   Title:   Chief Financial Officer

INSTRUCTION: The form may be signed by an executive officer of the registrant or by any other duly authorized representative. The name and title of the person signing the form shall be typed or printed beneath the signature. If the statement is signed on behalf of the registrant by an authorized representative (other than an executive officer), evidence of the representative's authority to sign on behalf of the registrant shall be filed with the form.




                                    ATTENTION
--------------------------------------------------------------------------------
            Intentional misstatements or omissions of fact constitute
               Federal Criminal Violations (See 18 U.S.C. 1001).
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SEC 1344 (07-03)    Persons who are to respond to the  collection of information contained in this form are not required to respond unless the form displays a currently valid OMB control number.